Exhibit 10.7

WANAPUM POWER SALES CONTRACT

Executed by

PUBLIC UTILITY DISTRICT NO. 2

OF GRANT COUNTY, WASHINGTON

and

PUGET SOUND POWER & LIGHT COMPANY

INDEX TO SECTIONS

Section
1.	Term of Contract
2.	Definitions and Explanations of Terms
3.	Amount of Energy and Power Sold
4.	Annual Power Costs
5.	Payment for Power Sold
6.	Scheduling of Deliveries
7.	Point of Delivery
8.	Voltage Control and Reactive Deliveries
9.	Character and Continuity of Service
10.	Metering and Transmission Losses
11.	Accounts
12.	Information to be Made Available to the Purchaser
13.	Advisory Committee - Arbitration
14.	Insurance
15.	Operation and Maintenance
16.	Board of Consulting Engineers on Construction Problems
17.	Construction and Financing Contracts
18.	Completion of Construction
19.	Additional Facilities
20.	Project Integration
21.	Adjustment of Power Allocation
22.	Liability of Parties
23.	Waiver of Default
24.	Notices and Computation of Time
25.	Modification of Contract Terms
26.	District's Bond Resolution and License
27.	Conflict of Laws
28.	Assignment of Contract
29.	Uniformity of Power Sales Contract
Exhibit "A"	Distribution of the Wanapum Development Output
Exhibit "B"	Agreement of August 8, 1955, between Puget Sound Power & Light Company, Public Utility District of Chelan County and Public Utility District of Grant County
Exhibit "C"	Escrow Instructions

WANAPUM POWER SALES CONTRACT

Executed by

PUBLIC UTILITY DISTRICT NO. 2

OF GRANT COUNTY, WASHINGTON

and

PUGET SOUND POWER & LIGHT COMPANY

This contract, entered into as of the 22nd day of June, 1959, by Public Utility District No. 2 of Grant County, Washington (hereinafter called "the District"), a municipal corporation of the State of Washington, and Puget Sound Power & Light Company (hereinafter called "the Purchaser"), a corporation organized and existing under the laws of the State of Massachusetts.

WITNESSETH:

WHEREAS the District is a municipal corporation organized under the laws of the State of Washington and authorized to construct and operate electric generating plants and transmission lines and to supply electric energy to other electric utilities and, as specifically authorized by Public Law 544 - 83rd Congress, to develop the Priest Rapids Hydroelectric Project on the Columbia River; and
WHEREAS the District has been granted a license by the Federal Power Commission for the construction, operation and maintenance of Project No. 2114, consisting of the Priest Rapids Development and the Wanapum Development, with the structures, fixtures, equipment and facilities used, or useful, in the maintenance and operation of the Project; and which license, together with all amendments thereto, are hereinafter referred to collectively as the "Federal Power Commission License;" and
WHEREAS the Purchaser desires to purchase power and energy from the District and the District desires to sell power and energy from said Project; and
WHEREAS the District has the responsibility and authority for the financing, construction and operation of said Priest Rapids Development and said Wanapum Development; and
WHEREAS said Public Law 544 and the said Federal Power Commission License provide that the District shall offer a reasonable portion of the power and energy from the said Project for sale in neighboring states: that a reasonable portion of the power has been offered for sale.
NOW, THEREFORE, the parties hereto, for and in consideration of the mutual covenants and agreements herein contained, hereby agree as follows:

SECTION 1.	TERM OF CONTRACT

(a)           This contract shall be in full force and effect from the date of its execution and until midnight of October 31, 2009.
(b)           After October 31, 2009, the Purchaser shall have the right of first refusal to purchase that proportionate part of the Wanapum Development Output which is then in excess of the actual and prospective needs of the District for service to ultimate consumers within the service area of the District, which the Purchaser's Power Allocation as of October, 2009 shall bear to the total power allocations of all of the Purchasers; provided, however, that nothing herein contained shall be construed to limit or waive any rights which the agencies in neighboring states would have had to purchase power after October 31, 2009, in the absence of this subsection (b) of Section 1.  In the event this subsection 1(b), or any sentence, clause or phrase thereof shall be adjudicated by a court of last resort and of competent jurisdiction to be invalid or illegal, the remainder of this contract shall be unaffected by such adjudication, and all other provisions of this contract shall remain in full force and effect as though this section or such part thereof so adjudicated to be invalid had not been included herein.

SECTION 2.	DEFINITIONS AND EXPLANATIONS OF TERMS

(as used herein)
(a)           "Contract Year" is a term used herein to define fiscal periods under this contract from and after "Completion of Construction."  "Contract Year" shall mean, generally, a twelve month period commencing at 12:01 A.M. on September 1 of each year except, however, that the first Contract Year hereunder shall commence on the date of Completion of Construction and shall end at 12:01 A.M. on the following September 1.
(b)           "Priest Rapids Development" shall mean those properties and facilities consisting of the Priest Rapids dam, site, reservoir, switchyard (if constructed) and power plant, including all generating facilities associated therewith up to and including the first ten (10) main turbine generator units each with a nameplate rating of approximately 78,850 kilowatts, and associated transmission facilities consisting of three 230 KV transmission lines and terminal facilities interconnecting the Priest Rapids power plant and the Bonneville Power Administration's Midway Substation and an undivided one-half (1/2) interest in any District-owned interconnecting facilities between the Priest Rapids power plant or switchyard (if constructed) and the Wanapum switchyard.
(c)           "Wanapum Development" shall mean those properties and facilities consisting of the Wanapum dam, site, reservoir, switchyard and power plant, including all generating facilities associated therewith, up to and including ten (10) main turbine generator units each with a nameplate rating of approximately 83, 125 kilowatts, and transmission facilities as may be required to fully integrate with the Priest Rapids Development, and to deliver power in accordance with Section 7 hereof, and any interconnecting transmission facilities to connect with the Bonneville Power Administration facilities in the vicinity of the Project.
(d)           "Project" shall mean those properties and facilities known as the Priest Rapids Development, the Wanapum Development, and all associated transmission facilities owned by the District interconnecting the Priest Rapids and Wanapum Developments and the transmission facilities which interconnect the Priest Rapids and Wanapum Developments with the electric utility facilities of Purchasers and the Bonneville Power Administration in the vicinity of the Priest Rapids and Wanapum Developments.
(e)           "Priest Rapids Development Output" shall mean the amount of power and energy produced by the Priest Rapids Development during the term of the Priest Rapids contract under the operating conditions which exist during said term, including periods when the Priest Rapids Development may be inoperable, after corrections for encroachment, station and Project use, and depletions required by said Federal Power Commission License.
(f)           "Wanapum Development Output" shall mean the amount of power and energy produced by, or received for the account of, the Wanapum Development during the term of this contract under the operating conditions which exist during said term, including periods when the Wanapum Development may be inoperable, after corrections for encroachment, station and Project use, and depletions required by said Federal Power Commission License.
(g)           "Month" shall mean a calendar month.
(h)           "Purchaser's Power Allocation" shall mean the percentage of the Wanapum Development Output purchased and sold under this contract as set forth in Section 3 hereof and as adjusted in accordance with Section 21 hereof.
(i)           "Debt Service" shall mean with respect to any period the amount to be paid or accrued during said period to retire the principal of and pay the interest and premium, if any, on all Revenue Bonds or other evidences of indebtedness issued at any time by the District for the purpose of paying the Cost of Acquisition and Construction and on all bonds issued pursuant to the Bond Resolution in the manner provided in said Resolution.
(j)           "Uncontrollable Forces" shall mean any cause beyond the control of the District, and which by the exercise of due diligence the District is unable to prevent or overcome, including but not limited to an act of God, fire, flood, explosion, strike, sabotage, an act of the public enemy, civil or military authority, including court orders, injunctions, and orders of government agencies with proper jurisdiction, insurrection or riot, an act of the elements, failure of equipment, or inability to obtain or ship materials or equipment because of the effect of similar causes on suppliers or carriers.
(k)           "Purchasers" shall mean the Purchaser and other agencies or companies which enter into contracts with the District to buy a percentage share of the Wanapum Development Output, all as listed under the heading "Purchasers" in Exhibit "A", entitled "Distribution of the Wanapum Development Output," attached hereto and made a part hereof.
(l)           "Revenue Bonds" shall mean the bonds issued by the District to obtain funds to pay the cost of Acquisition and Construction and for other purposes in connection with the Wanapum Development, all as authorized by the Bond Resolution.
(m)           "Cost of Acquisition and Construction" shall mean all costs of acquisition, construction and financing of the Wanapum Development, heretofore or hereafter paid or accrued, including but not limited to:
(1)           Working capital in the amount of one million five hundred thousand dollars ($1,500,000); provided, that if it shall at any time appear to the District that the amount of working capital on hand is in excess of that which is necessary or in excess of anticipated requirements in the future, the District may transfer all or any of such excess to the Reserve Account of the Bond Fund established by the Bond Resolution;
(2)           Establishing the Reserve Account in the Bond Fund pursuant to the Bond Resolution;
(3)           Interest accruing on Revenue Bonds prior to and during construction of the Wanapum Development;
(4)           All fees and expenses properly paid or incurred in connection with the Wanapum Development;
(5)           The cost of preliminary surveys, investigations, engineering and other fees and expenses properly incurred for the Wanapum Development;
(6)           The cost of all facilities included explicitly or implicitly in the Wanapum Development by the definition in subsection 2(c) hereof, whenever constructed or installed; and
(7)           Establishing the Reserve and Contingency Fund by depositing the initial two million dollars ($2,000,000) in such fund pursuant to the Bond Resolution.
(n)           "Uniform System of Accounts" shall mean the Uniform System of Accounts prescribed by the Federal Power Commission for Electric Utilities and Licensees in effect at the time this agreement is executed.
(o)           "Bond Resolution" shall mean the resolution adopted by the District authorizing the sale of Revenue Bonds to provide funds to pay the Cost of Acquisition and Construction and other purposes in connection with the Wanapum Development, and providing the terms and conditions thereof, a certified copy of which has been delivered to the Purchaser.
(p)           "Initial Date of Delivery" shall mean 12:01 A.M. of the day the District is ready to deliver power and energy hereunder from one or more generating units which shall have been installed, successfully tested as required by the plans and specifications, and, in the opinion of the District, are ready for continuous operation as provided in Section 9 hereof.
(q)           "Completion of Construction" shall mean the date the last of the ten (10) initial generating units of the Wanapum Development shall have been installed, successfully tested as required by the plans and specifications, and, in the opinion of the District, made ready for continuous operation as provided in Section 9 hereof.
(r)           "Initial Delivery Period" shall mean the period of time commencing on the Initial Date of Delivery and ending at 12:01 A.M. on January 1, 1965.
(s)           "Interim Delivery Period" shall mean the period of time commencing at 12:01 A.M. on January 1, 1965 and ending on the date of Completion of Construction (which date coincides with the date of commencement of the first Contract Year hereunder).

SECTION 3.	AMOUNT OF ENERGY AND POWER SOLD

(a)           The District agrees to sell to the Purchaser and the Purchaser agrees to purchase, solely from the gross revenues of the Purchaser's light and power system, for the benefit of consumers in the State of Washington, subject to adjustment in accordance with Section 21 hereof, ten and eight-tenths percent (10.8%) of the Wanapum Development Output.  Deliveries will be made insofar as possible as requested by the Purchaser, all as provided in Section 6 hereof; provided, that such deliveries, together with deliveries requested by all other Purchasers (including deliveries to the District pursuant to its reservation under subsection (b) of Section 3 hereof):
(1)           Will be possible of fulfillment under the terms of said Federal Power Commission License; and
(2)           Will not exceed the capability of the Development or subject it or its operation to undue hazard.
(b)           The District reserves thirty six and one-half percent (36-1/2%) of the said Wanapum Development Output and shall be entitled to the power and energy thus reserved and to the rights and privileges associated therewith and subject to the same obligations, including those provided in Section 21 hereof, but excepting those recited in Section 13 hereof, as it would have if the District were one of the Purchasers and had rights, privileges and obligations similar to those of the Purchasers.  The District covenants and agrees that it will establish, maintain and collect rates or charges for the power and energy reserved by it from the Wanapum Development as provided in subsection 3(b) hereof, which shall be fair and nondiscriminatory and adequate to provide revenues sufficient to enable the District to pay its pro-rata share of the Annual Power Costs.  All revenues derived by the District from the sale of the Wanapum Development Output to the Purchasers, together with payments by the District for power and energy reserved by it from the Development, and all revenues from the Wanapum Development from sources other than the sale of power, shall be segregated, deposited and held separate and apart from all other revenues of the District, and shall be devoted to the payments provided for in the Bond Resolution.

SECTION 4.	ANNUAL POWER COSTS

(a)           "Annual Power Costs" as used in this contract shall be deemed to mean all of the District's costs resulting from the ownership, operation, maintenance of and renewals and replacements to the Wanapum Development, including, but not limited to, the items of cost hereinafter mentioned in this Section 4 that are incurred or paid by the District during each Contract Year in connection with the Wanapum Development, to-wit:
(1)           Amounts required to be set aside by the District for the payment of Debt Service as required by the Bond Resolution;
(2)           An amount not to exceed six hundred thousand dollars ($600,000) per annum to be placed in the Reserve and Contingency Fund established under the Bond Resolution until the sum of six million dollars ($6,000,000) in principal amount has been accumulated.  The moneys in such Reserve and Contingency Fund shall be used for the purpose of:
(i)           Making up any deficiency in the Reserve Account in the Bond Fund as established in the Bond Resolution;
(ii)           Pay cost of contingencies, including the prevention or correction of any unusual loss or damage, renewals and replacements; and
(iii)           Pay the cost of construction of any additional transmission and switching facilities for the delivery of power as required by Section 7 herein.
In the event of withdrawals from the Reserve and Contingency Fund, the funds withdrawn shall be replaced at the rate of not to exceed six hundred thousand dollars ($600,000) in any one year;
(3)           Amounts which may be required to pay for the prevention or correction of any unusual loss or damage, and for major replacements, to keep the Wanapum Development in good operating condition to the extent that such costs are not covered by insurance and the Reserve and Contingency Fund.  In the event of any such unusual loss or damage or major replacement which will cost in excess of the amount of money then in said fund, plus insurance proceeds, and plus two million dollars ($2,000,000), the District shall issue equal lien (pari passu) bonds payable from the revenues of the Wanapum Development to pay the portion of such costs which shall exceed insurance proceeds, if any; provided, that such bonds can then be legally issued and can be sold;
(4)           An amount which when added to the Annual Power Costs itemized in subsection 4(a)(2) and 4(a)(3) hereof will equal fifteen percent (15%) of the annual Debt Service during the applicable Contract Year.  Such amount shall be used by the District; first, for the purpose of making up any deficiency in the Bond Fund as established by the Bond Resolution; second, to supplement the six hundred thousand dollar ($600,000) payment into the Reserve and Contingency Fund provided for in subsection 4(a)(2) to the extent that withdrawals from said fund in the previous Contract Year exceeded six hundred thousand dollars ($600,000); and, third, to retire, prior to maturity, bonds issued pursuant to the Bond Resolution; and
(5)           All costs of producing and delivering power and energy from the Wanapum Development (excluding depreciation) not accounted for by the payments out of funds and reserves specified in the foregoing subsections of this Section 4 and properly chargeable to said Wanapum Development in accordance with the Uniform System of Accounts, less any credits against the said costs by reason of net revenues from other sources than the direct sale of power, and also less any credits for interest charged during construction, all as provided for in said Uniform System of Accounts; provided, however, that investment income shall be applied as provided for in the Bond Resolution.
(b)           Any payment received by the District as a result of the taking of the whole or any portion of the output of the Wanapum Development by any state or federal government agency shall be used by the District to reduce the Annual Power Costs or to retire, prior to maturity, bonds issued pursuant to the Bond Resolution, whichever shall be proper under the circumstance existing at the time of said taking.  It is the intention of the parties hereto that insofar as possible the Annual Power Costs paid by the Purchaser shall be reduced in proportion to the loss of availability of power and energy as a result of such taking.
(c)           Should any amount remain in any of the funds established in connection with the Wanapum Development, including working capital and all reserves in excess of outstanding obligations against such funds at the expiration of this contract, there shall be refunded to the Purchaser, as excess payment for power and energy theretofore purchased, a share of such remainders determined by multiplying the total thereof by the percentage of the Wanapum Development Output to which the Purchaser is entitled on October 31, 2009.

SECTION 5.	PAYMENT FOR POWER SOLD

(a)           On or before one hundred twenty (120) days prior to the estimated date of Completion of Construction, and on or before one hundred twenty (120) days prior to the beginning of each Contract Year thereafter, the District shall prepare and mail the Purchaser a pro forma statement showing:
(1)           The estimated date of Completion of Construction of the Wanapum Development.  This need not be shown after the first statement; provided, that the District shall keep the Purchaser advised at all times of changes in such estimated date, as well as of the actual date of Completion of Construction when this occurs;
(2)           A detailed estimate of the Annual Power Costs of the Wanapum Development for the following Contract Year;
(3)           An amount obtained by multiplying the estimated Annual Power Costs by the Purchaser's Power Allocation.  This amount (expressed in dollars) is hereinafter referred to as the "Purchaser's Estimated Cost;" and
(4)           The amount of the equal monthly payments to be made by the Purchaser to pay said Purchaser's Estimated Cost during said Contract Year.
Said statement shall be in lieu of the issuance of monthly bills to the Purchaser by the District.
(b)           In the event of the interruption or reduction of power and energy production of the Wanapum Development, resulting in the collection by the District of insurance or other proceeds as indemnity for such interruption or reduction, the District shall credit the Purchaser's pro-rata share of such proceeds to the Purchaser's account to be applied toward the reduction of the Purchaser's monthly payments.
(c)           In the event of extraordinary receipts or payments of unusual costs substantially affecting the Annual Power Costs during any Contract Year, the District shall prepare and mail to the Purchaser a revised estimate of Annual Power Costs which shall supersede the previous estimate of Annual Power Costs as a basis for the Purchaser's monthly payments for the balance of that Contract Year.
(d)           Said monthly payments shall be due and payable at the office of the District at Ephrata, Washington, on the twentieth day of the month in which the date of Completion of Construction occurs, and the twentieth day of each month thereafter, whether or not the Wanapum Development is then operating; provided, that for the first month in which payment is due, the Purchaser may reduce said payment to an amount equal to the Purchaser's Estimated Cost divided by the number of days in the first Contract Year and multiplied by the number of days in such first month included within said Contract Year.
(e)           If payment in full is not made on or before the close of business on the twentieth day of the month, a delayed-payment charge of two percent (2%) of the unpaid amount due will be made.  Remittances received by mail will be accepted without assessment of the two percent (2%) delayed-payment charge if the postmark indicates the payment was mailed on or before the twentieth day of the month.  If the twentieth day of the month is a Sunday or a holiday, the next following business day shall be the last day on which payment may be made without the addition of the delayed-payment charge.  Except as to any portion of a monthly payment which may in good faith be disputed by the Purchaser, the District may, whenever any amount due remains unpaid subsequent to the thirtieth day after the due date and after giving thirty (30) days' advance notice in writing, discontinue deliveries to the Purchaser until such bill and any subsequent payments which have become due are paid.  No such discontinuance shall relieve the Purchaser from any of its obligations under this contract; provided, that until the power allocation of the Purchaser has been reallocated under the provisions of Section 21 hereof, the District shall use its best efforts to sell the power and energy made available by such discontinuance for the account of the Purchaser.
(f)           On or before one hundred twenty (120) days after the end of each Contract Year the District will submit to the Purchaser a detailed statement of the actual Annual Power Costs for said Contract Year, based on the annual audit of the accounts of the Wanapum Development provided for in Section 11 hereof, and will compare said actual Annual Power Costs with the estimated Annual Power Costs for said Contract Year.  If said actual costs exceed said estimated costs, the District shall bill the Purchaser for an amount equal to such excess multiplied by the Purchaser's Power Allocation for said Contract Year, and the Purchaser agrees to pay said bill promptly.  If said actual costs are less than said estimated costs, the District shall give credit to the Purchaser against the current charges for power of an amount equal to such difference between said actual costs and said estimated costs multiplied by the Purchaser's Power Allocation for said Contract Year; provided, that if said comparison is made following the expiration of this contract, the District shall make a cash refund of such amount to the Purchaser.
(g)           The District shall pay into the Revenue Fund established by the Bond Resolution that share of the Annual Power Costs of the Wanapum Development determined by multiplying said Annual Power Costs by the percentage of the Wanapum Development Output reserved by the District in accordance with subsection 3(b) hereof.  Payments by the District as specified in this subsection 5(g) shall be made by the District out of revenues from the sale of its reserved share of the Wanapum Development Output specified in subsection 3(b) hereof.
(h)           For purposes of payment for power and energy from the Wanapum Development during the Interim Delivery Period, the said Interim Delivery Period shall be considered and treated the same as if it were a Contract Year (without regard to the actual length of the period) subject to the conditions and provisions contained in this subsection 5(h); provided, that with respect to the Interim Delivery Period the estimated Annual Power Costs from which the Purchaser's monthly power payments are computed and the actual Annual Power Costs from which adjustments specified in subsections 5(d) and 5(f) hereof are computed shall be determined by adding together the following components:
(1)           All of the costs included in subsections (a)(3) and (a)(5) of Section 4 not properly chargeable to Cost of Acquisition and Construction of the Wanapum Development; and
(2)           That proportion of the amount required to pay those costs included in subsections (a)(1), (a)(2) and (a)(4) of Section 4, that the number of generating units completed, installed, successfully tested as required by the plans and specifications, and placed in continuous operation as provided in Section 9 hereof bears to the number ten (10).
The pro forma statement to be prepared and delivered to the Purchaser under subsection 5(a) hereof shall, in this case, relate to the whole of the Interim Delivery Period, and shall be furnished to the Purchaser not less than thirty (30) days nor more than sixty (60) days prior to January 1, 1965.  The District shall prepare and mail the Purchaser a revised statement and estimate of Annual Power Costs for the Interim Delivery Period, which shall supersede any prior estimate thereof as a basis for the Purchaser's monthly payments for the balance of such delivery period if and when any of the following contingencies occurs: If the District shall receive extraordinary receipts or revenues or pay or incur unusual costs or expenses which substantially affect the amount of the estimated Annual Power Costs; or if there shall be any substantial change in the date of Completion of Construction, as estimated by the District.
The monthly payments provided for in the original or revised estimate shall be due and payable at the office of the District at Ephrata, Washington, on the twentieth day of January, 1965, and on the twentieth day of each month thereafter to and including the month in which occurs the actual date of Completion of Construction whether or not the Wanapum Development is then operating.
As soon as practicable after the end of the actual Interim Delivery Period the District will mail the Purchaser a detailed statement of the actual Annual Power Costs for such actual Interim Delivery Period (computed in accordance with this subsection 5(h) and based on an interim audit of the accounts of the Wanapum Development as provided for in Section 11 hereof, but covering only the actual Interim Delivery Period) and will compare such actual costs of the actual Interim Delivery Period, with the District's estimated Annual Power Costs for the estimated Interim Delivery Period.  Any difference in amount between said actual costs and estimated costs shall promptly be adjusted and accounted for as between the Purchaser and the District in the manner provided for in subsection 5(f) hereof, and any such accounting and adjustment shall make proper allowance for the fact that the Purchaser may not have been required to pay all of the monthly payments toward such estimated costs for the reason that the actual date of Completion of Construction may have substantially preceded the date estimated by the District for such Completion of Construction.
(i)           During the Initial Delivery Period the District's power costs shall be determined by adding together the following costs and expenses paid or incurred by the District in connection with the Wanapum Development, namely:
(1)           The District's costs and expenses directly resulting from its owning (but not including depreciation, debt service, nor costs properly chargeable to acquisition or construction), operating and maintaining in proper repair the Wanapum Development, and generating power and energy from any generating units which have been installed and placed in operation and delivering the said power and energy to one or more of the points of delivery as specified in Section 7 hereof;
(2)           The cost to the District of obtaining and maintaining in effect insurance as provided for in Section 14 hereof;
(3)           The costs and expenses paid or incurred by the District for or in connection with prevention or correction of any unusual loss or damage, or for major replacements to keep the generating units in operation, to the extent such costs are not covered by insurance and other funds, including the Construction Fund established under the Bond Resolution, available for such purpose; and
(4)           The amount of any bonus payments the District may become obligated to pay the Contractor engaged to install the generating units in accordance with the provisions of SC-5 of the construction contract (Contract Documents 184-1, including Addenda 1 to 9, inclusive) for making generating units available for production of power and energy in the period prior to 12:01 A.M., September 1, 1964.  (Any monies received by the District under this subsection 5(i)(4), together with any sums received by the District as liquidated damages under the construction contract, shall be forthwith paid by the District to the Construction Fund, and the said bonus provisions of the construction contract will not be modified or amended without consent of the Purchaser.)
The Purchaser shall be obligated to pay the District ten and eight-tenths percent (10.8%) of the District's said power costs, and shall be entitled to receive during all of said Initial Delivery Period its Purchaser's Power Allocation.  For this purpose the District shall prepare and mail to the Purchaser a statement showing the costs and expenses paid or incurred by it in the preceding calendar month or portion of calendar month under this subsection 5(i) and the Purchaser shall pay the District the amount of its percentage, above specified, of the total of such costs and expenses.  If payment of the amount so due is not made by the tenth day after receipt of the statement by the Purchaser a late payment charge computed in the manner specified in subsection 5(e) hereof shall be applicable.
(j)           In no event shall the Purchaser be obligated to pay to the District any sum or amount with respect to or toward any of the costs and expenses set forth in subsection 5(i)(4) hereof which the District may have incurred or paid in connection with the Wanapum Development prior to September 1, 1963.

SECTION 6.	SCHEDULING OF' DELIVERIES

(a)           It is the intent of the parties hereto that the power and energy purchased hereunder by the Purchaser shall be fully coordinated with other resources available to the Purchaser and with the resources of other Purchasers and that the operation of the Wanapum Development shall be coordinated with the operation of the Northwest Power Pool.  Scheduling of generation from the Wanapum Development shall be as requested by the Purchaser, acting singly or as a member of a group of Purchasers, subject to the limitations set forth in this section and in other sections of this contract.
(b)           The Purchaser, acting singly or as a member of a group of Purchasers, shall make available to the District at least eight (8) hours before 12:01 A.M. of each day an hourly schedule of desired total energy deliveries for that day.  Such schedule shall be based upon the probable water supply to the Wanapum Development and the resulting probable output.  Revisions in the schedule may be made at any time upon the request of the Purchaser if required by changes in estimated river flows or system loads.  Deviations from schedules for the Wanapum Development Output shall be held to a minimum by the District and corrected for as promptly as possible on an hourly basis under conditions as nearly equivalent as possible to those obtaining when the deviations occurred.
(c)           The schedules requested by the Purchaser shall be in accordance with the following:
(1)           The net hourly schedule for delivery or spill shall be within the limitations of the Purchaser's Power Allocation and the Purchaser's allocation of the minimum discharge;
(2)           The Purchaser shall be entitled to a share of that part of the Wanapum Development Output resulting from the inflow of the stream each hour determined by multiplying said part of the Wanapum Development Output by the Purchaser's Power Allocation;
(3)           The Purchaser shall be entitled to a share of the pondage available at the Wanapum Development (hereinafter called the "Purchaser's Allocation of Pondage"), determined by multiplying the total of said pondage available by the Purchaser's Power Allocation; and
(4)           The Purchaser may schedule more or less than its share of the Wanapum Development Output determined in accordance with subsection 6(b) hereof by scheduling from or to a pondage account established for each Purchaser.  The aggregate amount of the energy scheduled from the pondage account shall not exceed the Purchaser's Allocation of Pondage determined in accordance with subsection 6(c) hereof and shall subsequently require the scheduling of an equivalent amount of energy to the account for refill by 7:00 A.M. on the following Monday.  Scheduling by the Purchaser to its pondage account shall be only against its prior accumulated pondage draft.  Refill obligations shall be reduced proportionately when inflow of the stream exceeds the hydraulic capacity of the Wanapum Development and will be cancelled when spill occurs.

SECTION 7.	POINT OF DELIVERY

Electric power and energy to be delivered hereunder shall be made available to the Purchaser, at its option, exercisable from time to time, at any one or more of the following points:
(1)           The 230 KV bus of the Bonneville Power Administration's Midway Substation;
(2)           The 230 KV bus of the switchyard of the Wanapum Development;
(3)           The 230 KV bus of the switchyard (when constructed) of the Priest Rapids Development;
provided, that if at any time transmission capacity is inadequate to permit the District to satisfy any such options which are exercised, the District shall diligently proceed to increase such transmission capacity as necessary.

SECTION 8.	VOLTAGE CONTROL AND REACTIVE DELIVERIES

(a)           The District shall maintain voltage levels at the Wanapum Development to best coordinate with the systems of the Purchasers and the systems operated by members of the Northwest Power Pool.
(b)           Reactive kilovolt-amperes shall be made available up to the capability of the equipment of the Wanapum Development, consistent with the power generation and voltage level schedule for the Wanapum Development at the time.
(c)           The Purchaser is entitled at any time to a share of the reactive output available at the time of maximum power output from the Wanapum Development determined by multiplying the total reactive output by the Purchaser's Power Allocation specified in Section 3 hereof.  The Purchaser may take additional reactive deliveries when available, or otherwise by reducing deliveries of power from the Wanapum Development to the Purchaser so as to provide the additional reactive capability.

SECTION 9.	CHARACTER AND CONTINUITY OF SERVICE

(a)           Power and energy supplied hereunder shall be approximately 230 KV, three-phase, alternating current, at approximately sixty cycles per second.  The District may temporarily interrupt or reduce deliveries of electric energy to the Purchaser if the District determines that such interruption or reduction is necessary in case of emergencies.  In order to install equipment in, make repairs to, replacements, investigations and inspections of, or perform other maintenance work on the Wanapum Development, and in order that operations of the Purchasers will not be unreasonably interrupted or interfered with, the District, after consulting with the Purchaser regarding any such planned interruption or reduction, giving the reason therefor and stating the probable duration thereof, will to the best of its ability schedule such interruption at a time which will cause the least interference to the operations of the Purchaser and the operations of other Purchasers of power from the Wanapum Development.
(b)           Except as interrupted by Uncontrollable Forces or as provided otherwise by this section, power and energy shall be made available in accordance with this agreement at all times during the term of this contract commencing with the Initial Date of Delivery.

SECTION 10.	METERING AND TRANSMISSION LOSSES

(a)           The District shall provide and maintain suitable meters in the generator leads of the power plant of the Wanapum Development to indicate and record the output of the Wanapum Development.  The Wanapum Development Output shall be determined from totalized readings from said meters after making corrections specified in subsection 2(f) hereof.  The District shall also arrange for suitable metering at the point of delivery specified in Section 7 hereof or at other points as agreed upon.  Meters shall be read by the District or an agent of the District and records thereof shall be made available to the Purchaser as may be reasonably required.
(b)           All deliveries of power and energy hereunder shall be measured as though they were made at the low voltage side of the transformers in the power house of the Wanapum Development.  All losses of power and energy purchased hereunder resulting from transformation and transmission shall be borne by the Purchaser.

SECTION 11.	ACCOUNTS

(a)           The District agrees to keep accurate records and accounts of the Wanapum Development in accordance with the Uniform System of Accounts and in accordance with the rules and regulations prescribed by the Division of Municipal Corporations of the State Auditor's office of the State of Washington, separate and apart from its other accounting records.  Said accounts shall be the subject of an annual audit by a firm of certified public accountants, experienced in electric utility accounting and of national reputation, to be employed by the District.  The transactions with respect to each Contract Year shall be subject to such an audit.  In addition, such an audit shall be prepared to cover all transactions relating to the Interim Delivery Period, as well as a separate audit covering transactions relating to the Initial Delivery Period.
(b)           A copy of each such audit, including all recommendations of the accountants, shall be furnished by the District to the Purchaser promptly after the same shall have been prepared.

SECTION 12.	INFORMATION TO BE MADE AVAILABLE TO THE PURCHASER

(a)           All drawings, designs, plans, specifications and terms of contracts relating to the construction and operation of the Wanapum Development are or will be placed on file in the office of the District at Ephrata, Washington and will be open to inspection by the Purchaser.
(b)           All agreements and data relating to the financing of the Wanapum Development may be examined by the Purchaser at the office of the District.
(c)           All operating and financial records and reports relating to the Wanapum Development may be examined by the Purchaser at the office of the District.
(d)           Policies of Insurance carried by the District pursuant to Section 14 hereof shall be available at the office of the District for inspection by the Purchaser.
(e)           The Purchaser's representatives shall at all times be given reasonable access to the Wanapum Development.

SECTION 13.	ADVISORY COMMITTEE - ARBITRATION

(a)           In order that Purchasers may, in an orderly way, participate in problems relating to the Wanapum Development, there is hereby established the Wanapum Advisory Committee (herein called "the Committee").  The Purchaser and each of the other Purchasers are entitled to representation on the Committee and may each appoint a representative to attend Committee meetings.  A Chairman shall be elected by the members of the Committee.  The Committee will meet regularly on the Monday following the first Tuesday of each month, or as otherwise determined by the Committee, for the purpose of discussing the problems with respect to the Wanapum Development and may make recommendations to the District with reference thereto.  Special meetings shall be called by the Chairman at the request of the District or upon the request of members of the Committee representing one-third (1/3) of the power purchased by the members.  All meetings will be held at the office of the District at Ephrata, Washington, or at such other place or places as may be determined by the Committee.
(b)           Except in the event of an emergency requiring immediate action, the District shall give to the Committee reasonable notice, in no case less than thirty (30) days, whenever it proposes to replace items of major equipment in or to construct additions to or extensions of the Wanapum Development, or to enter into additional new or special contractual arrangements relating to and substantially modifying the operation or Annual Power Costs of the Wanapum Development.
(c)           The District will give due consideration to the recommendations of the Committee.  In considering said recommendations, the District shall give due regard to the objective of achieving from the Wanapum Development the optimum electric power production consistent with economy, reliability and facility of operation and the District's statutory duties.  If in the opinion of the Committee the District has given inadequate consideration to its informal recommendations, written recommendations may be made to the District whenever such recommendations are approved in writing by members of the Committee representing Purchasers who are purchasing two-thirds (2/3) of the power purchased by all Purchasers.  Such written recommendations shall be forwarded to the District with appropriate supporting data.  The District shall take action on such recommendations within a reasonable time by adopting, modifying or rejecting such recommendations.  If the District modifies or rejects said recommendations it shall notify the Committee of its action in writing, giving the reasons therefor.
(d)           If the District modifies or rejects a written recommendation of the Committee dealing with matters which may be arbitrated as set forth in subsection 13(e) hereof, and made in accordance with the procedures set forth in subsection 13(c) hereof, the Committee may, by affirmative vote of members of the Committee representing Purchasers who purchase two-thirds (2/3) of the power purchased by all Purchasers, submit the recommendation to a board of arbitrators.  The board of arbitrators shall be composed of three (3) persons, one of whom shall be appointed by the District, one of whom shall be appointed by majority vote of the Committee, and the third person to be appointed by the two persons so appointed.  In the event said two members cannot agree upon the appointment of a third person, then such third person shall be appointed by the Chief Justice of the Supreme Court of the State of Washington.  The procedure for arbitration shall be governed by the laws of the State of Washington.  Insofar as the parties hereto may legally do so, they agree to abide by the decision of said board; provided, that the District shall not be bound by any decision of a board of arbitration to the extent that such decision is retroactive beyond the date when the matter arbitrated was made the subject of written recommendation of the Committee.
(e)           The matters which may be arbitrated in accordance with subsection 13(d) hereof shall consist of all matters pertaining to the maintenance, operation, additions, replacements and renewals, insurance to be carried on the Wanapum Development and its operation (which in no event shall be less than that required under the terms of the Bond Resolution), and subsequent financing and refinancing of the Wanapum Development, except such matters which are by law vested exclusively in the discretion of the District.  All written Committee recommendations not approved by the District with respect to amounts to be charged to the Wanapum Development as a result of voluntary payments in lieu of taxes or other voluntary donations made by the District may be arbitrated in accordance with subsection 13(d) hereof.
(f)           In the event this Section 13 or any paragraph, sentence, clause or phrase thereof shall be adjudicated by a court of last resort and of competent jurisdiction to be invalid or illegal, the remainder of this contract shall be unaffected by such adjudication, and all other provisions of this contract shall remain in full force and effect as though this section or such part thereof so adjudicated to be invalid had not been included herein.

SECTION 14.	INSURANCE

The District agrees to obtain and maintain in full force and effect during the term of this contract, to the extent available at reasonable cost, adequate insurance with responsible insurers with policies payable to the District for the benefit of the District and the Purchasers as their respective interests may appear, against:
(1)           Obligations of the District under the Workmen's Compensation law of the State of Washington, and employer's liability;
(2)           Public liability for bodily injury and property damage;
(3)           Physical loss or damage to the Wanapum Development on replacement cost basis;
(4)           Business interruption loss to the District and/or the Purchasers resulting from delay in completion of the Wanapum Development and from interruption or reduction of generation or transmission of power and energy caused by physical loss, damage or destruction; and
(5)           Any other insurance determined to be necessary.

SECTION 15.	OPERATION AND MAINTENANCE

The District covenants and agrees that it will operate and maintain the Wanapum Development in an efficient and economical manner, consistent with good business and operating practices of comparable developments.

SECTION 16.	BOARD OF CONSULTING ENGINEERS ON CONSTRUCTION PROBLEMS

The District shall establish a Board of five (5) Consulting Engineers during the construction of the Wanapum Development, which shall include two (2) engineers of outstanding ability and national reputation, selected by the District from a list of not less than four (4) such engineers submitted by the Committee to the District.

SECTION 17.	CONSTRUCTION AND FINANCING CONTRACTS

The District agrees that prior to commencing construction of the Wanapum Development it will have completed financing of the Wanapum Development, shall have let the major contract for the construction thereof, and shall have obtained adequate completion bonds for said contract.  Harza Engineering Company has prepared the plans and specifications for the Wanapum Development (Contract Documents 184-1, including Addenda 1 to 9, inclusive).  The District agrees that it will not (without the consent of the Purchasers of a majority of the power and energy sold by the District to Purchasers as indicated in Exhibit "A" attached hereto) modify, amend, or waive full compliance with, nor make the election provided in GC-23 of, the said plans and specifications, in any material respect, insofar as the said plans and specifications pertain to the manufacture, installation, testing and acceptance of all items of major equipment (turbines, generators, governors and transformers).

SECTION 18.	COMPLETION OF CONSTRUCTION

The District agrees to proceed diligently with the financing and construction of the Wanapum Development and, subject to Uncontrollable Forces, plans to complete the Wanapum Development by January 1, 1965.

SECTION 19.	ADDITIONAL FACILITIES

(a)           From time to time during the term hereof the District may propose to expand the Wanapum Development by installing additional generating facilities.  Whenever the District proposes to so expand the Wanapum Development it shall give notice in writing of such intent to the Purchaser stating:
(1)           The estimated cost of such additional generating facilities;
(2)           The proposed method of financing the cost of said facilities;
(3)           The estimated additional power and energy which would be available as a result of the installation of said facilities;
(4)           The estimated incremental cost (i.e. the costs which will be incurred as a result of installing the proposed additional facilities, which costs would not be incurred were such proposed additional facilities not installed) of said additional power and energy on an annual basis; and
(5)           The estimated construction period for the installation of said facilities.
The notice shall also contain other available pertinent information.
(b)           The Purchaser shall have the option of purchasing a share of said additional power and energy determined by multiplying the total additional power and energy by the Purchaser's Power Allocation, specified in Section 3 hereof, and may exercise such option by giving written notice to the District on or before the expiration of ninety (90) days from the receipt of said written notice from the District.  The District shall give a second notice to the Purchaser if any of the other Purchasers shall fail to exercise its option for its full share of said power and energy, and the Purchaser may, by giving written notice to the District within sixty (60) days after the receipt of the second notice from the District, have its respective share of said power and energy increased either in proportion or, as shall be mutually agreed upon, so as to make available to the Purchaser and to the other Purchasers power and energy available as a result of any of the other Purchasers failing to elect to take its full share of said additional power and energy; provided, that such increases shall not be inconsistent with the provisions of said Public Law 544 and said Federal Power Commission License concerning the offering of a reasonable amount of the capacity and power output of the Project for sale in states neighboring the State of Washington.  The District, in addition to its share of said additional power and energy determined by multiplying the total amount of said additional power and energy by the percent reservation specified in subsection 3(b) hereof, shall be entitled to the additional power and energy which the Purchaser and other Purchasers shall not elect to take in accordance with the foregoing provision.  Failure to exercise its option to purchase additional power and energy which would be available from the installation of additional generating facilities proposed by the District at any time shall not be construed to waive the rights of the Purchaser to a share of the additional power and energy which would be available from additional facilities proposed for installation by the District at a later date.
(c)           If the Purchaser exercises its option to take its share of said additional power and energy, it shall pay for said additional power and energy a percentage of the incremental annual cost of said additional facilities corresponding to the percent the share of additional power and energy which it purchases is to the total additional power and energy available as the result of the installation of the additional facilities.  If the Purchaser does not elect to take additional power and energy which would be available from the installation of additional generating facilities it shall continue to receive the same amount of power and energy and pay the same annual power cost therefor as if such additional generating facilities had not been installed.
(d)           If, after the Purchaser shall have exercised its option as aforesaid, the District shall determine that it is not economically feasible for it to install additional generating facilities as proposed, the District shall be under no obligation to so do and shall so notify the Purchaser of such determination.
(e)           Notwithstanding any other provisions of Section 19 hereof, whenever the District is compelled to install additional facilities at or in the Wanapum Development by any order or decision of the Federal Power Commission or any state or federal government agency with authority to issue or make and enforce such an order or decision, the Purchaser shall share the benefits and costs resulting from the installation of said additional facilities in the same manner and to the same extent as if the Purchaser had voluntarily exercised its option to purchase the power and energy resulting from said installation as provided earlier in Section 19 hereof.

SECTION 20.	PROJECT INTEGRATION

(a)           It is the intention of the parties hereto that when the Wanapum Development is constructed, its operation shall be integrated with the operation of the Priest Rapids Development as required by said Public Law 544 and said Federal Power Commission License for the Project.  It is agreed that all benefits accruing to the Project as a result of such integration shall be shared equally by the Priest Rapids and Wanapum Developments.  It is also agreed that all joint costs of the Priest Rapids and Wanapum Developments shall be equitably allocated between them and that such allocation shall be reviewed by the Advisory Committee as provided in Section 13 hereof.  In the event compensation becomes due the owners of the Rock Island Hydroelectric Project, in accordance with that certain agreement dated the 8th day of August, 1955 between Puget Sound Power and Light Company, Public Utility District No. 1 of Chelan County, and Public Utility District No. 2 of Grant County (a conformed copy of which is attached hereto as Exhibit "B" and incorporated herein by reference) because of encroachment on the Rock Island Project, such compensation, if in power and energy, will proportionately reduce the amount of power and energy to be available to Purchaser under Section 3 herein, but shall not reduce the amount required to be paid by Purchaser under Section 5 herein.
(b)           The parties hereto agree that if operation of the Priest Rapids Development with the maximum controlled headwater level of 486.5 feet above mean sea level (determined by reference to the United States Coast and Geodetic Survey Sea Level Datum of 1929 with supplemental additions of 1947) causes encroachment on the tailwater of the Wanapum Development, located at or upstream from the location shown on the License application drawings which were filed with the Federal Power Commission by the District on June 27, 1955 (approximately mile 415 on the Columbia River), the Priest Rapids Development shall compensate the Wanapum Development in kind and coincidentally for one-half (1/2) of the loss to the Wanapum Development of capacity and power output.  The Priest Rapids Development shall compensate the Wanapum Development in kind and coincidentally for all loss of capacity and power output at the Wanapum Development caused by controlled headwater levels above said level of 486.5 feet at the Priest Rapids Development.  If the Wanapum Development is located downstream from the location shown on the said License application drawings, it shall be compensated in kind and coincidentally for losses of capacity and power output due to encroachment by the Priest Rapids Development only to the extent that such encroachment would have occurred at the location shown on the said application drawings.

SECTION 21.	ADJUSTMENT OF POWER ALLOCATION

The Purchaser's Power Allocation shall be automatically increased pro-rata with that of the other Purchasers, not in excess of a cumulative maximum of twenty-five percent (25%) thereof, in the event of a Default (as hereinafter defined) by any of the other Purchasers.  The term "Default" as used herein shall mean the failure by any one of the Purchasers to make the payments specified in Section 5 hereof and contemporaneously with said failure to make payments there shall exist, with respect to that one of the Purchasers, any one or more of the following conditions:
(a)           An order, judgment or decree shall be entered by any court of competent jurisdiction:
(1)           Appointing a receiver, trustee or liquidator for any of the Purchasers or the whole or any substantial part of the properties of any of the Purchasers;
(2)           Approving a petition filed against any of the Purchasers under the provision of an Act to Establish a Uniform System of Bankruptcy Throughout the United States, Approved July 1, 1898, as amended;
(3)           Granting relief to any of the Purchasers under an amendment to said Bankruptcy Act which shall give relief similar to that afforded by said Act; or
(4)           Assuming custody or control of the whole or any substantial part of any of the Purchaser's properties under the provisions of any other law for the relief or aid of debtors;
and such order, judgment or decree shall not be vacated or set aside or stayed (or, in case custody or control is assumed by said order, such custody or control shall not otherwise be terminated) within sixty (60) days from the date of the entry of such order, judgment or decree.
(b)           Any of the Purchasers shall:
(1)           Admit in writing its inability to pay its debts generally as they become due;
(2)           File a petition in bankruptcy;
(3)           Make an assignment for the benefit of its creditors;
(4)           Consent to the appointment of a receiver of the whole or any substantial part of its properties;
(5)           Be adjudicated a bankrupt on the basis of a petition in bankruptcy filed against it;
(6)           File a petition or an answer seeking relief under any amendment to said Bankruptcy Act which shall afford relief substantially similar to that afforded by said Act; or
(7)           Consent to the assumption by any court of competent jurisdiction under the provisions of any other law for the relief or aid of debtors of custody or control of any of the Purchasers or of the whole or any substantial part of its properties;
provided, that if prior to an imminent Default by any of the Purchasers it shall demonstrate to the satisfaction of the District and the other Purchasers receiving in the aggregate at least two-thirds (2/3) of the balance of the Wanapum Development Output its inability to pay for its Power Allocation and its ability to pay for a smaller Power Allocation, then it shall be allowed to thereafter take such smaller Power Allocation and shall be thereafter liable for the same in the same manner as for its original Power Allocation; and, in such event, the automatic increase in the Purchaser's Power Allocation as above provided shall apply only to the difference between the original Power Allocation and such lesser Power Allocation of that one of the Purchasers threatened with Default.
(c)           If any of the other Purchasers Defaults, and the Purchaser's Power Allocation is automatically increased in accordance with this section, the Purchaser either individually or as a member of a group shall have a right of recovery from that one of the Purchasers in Default for such amount as the Purchaser may sustain as a loss or damage by reason of such Default and may commence such suit, action or proceeding as may be necessary or appropriate to recover the amount of said loss or damage.

SECTION 22.	LIABILITY OF PARTIES

The District and the Purchaser each assumes full responsibility and liability for the maintenance and operation of its respective properties and shall indemnify and save harmless the other party from all liability and expense on account of any and all damages, claims or actions, including injury to or death of persons, arising from any act or accident in connection with the installation, presence, maintenance and operation of the property and equipment of the indemnifying party; provided, that any liability which is incurred by the District through the operation and maintenance of the Wanapum Development and not covered by insurance shall be paid solely from the revenues of the Wanapum Development, and any payments made by the District to satisfy such liability shall become part of the Annual Power Cost as set forth in subsection 4(a)(5) hereof.

SECTION 23.	WAIVER OF DEFAULT

Any waiver at any time by either party to this contract of its rights with respect to any Default of the other party hereto, or with respect to any other matter arising in connection with such contract, shall not be considered a waiver with respect to any subsequent Default or matter.

SECTION 24.	NOTICES AND COMPUTATION OF TIME

Any notice or demand, except those provided for in Section 6 hereof, by the Purchaser under this contract to the District shall be deemed properly given if mailed postage prepaid and addressed to Public Utility District No. 2 of Grant County, Washington, at Ephrata, Washington; any notice or demand by the District to the Purchaser under this contract shall be deemed properly given if mailed postage prepaid and addressed to Puget Sound Power & Light Company, at Seattle, Washington; and computing any period of time from such notice, such period shall commence at 12:00 P.M. (midnight) on the date mailed.  The designations of the name and address to which any such notice or demand is directed may be changed at any time and from time to time by either party giving notice as above provided.

SECTION 25.	MODIFICATION OF CONTRACT TERMS

It is recognized by the parties hereto that, by virtue of the Bond Resolution, this contract cannot be amended, modified or otherwise altered by agreement of the parties in any manner that will impair or adversely affect the security afforded by the provisions of this contract for the purchase and sale of power for the payment of the principal, interest and premium, if any, on any bonds issued thereunder as they respectively become payable, so long as any of said bonds are outstanding and unpaid or until provision is irrevocably made for the payment thereof.

SECTION 26.	DISTRICT'S BOND RESOLUTION AND LICENSE

It is recognized by the parties hereto that the District in its operation of the Wanapum Development and in the delivery of the power hereunder to the Purchaser, must comply with the requirements of the Bond Resolution and with the Federal Power Commission License, and it is therefore accordingly agreed that this Power Sales Contract is made subject to the terms and provisions of the Bond Resolution and said License.  The District shall not, without the written consent of the Purchaser, amend, modify or otherwise change the Bond Resolution if such amendment, modification or change would be to the disadvantage of the Purchaser.

SECTION 27.	CONFLICT OF LAWS

The parties hereto agree that this contract shall be governed by the laws of the State of Washington.

SECTION 28.	ASSIGNMENT OF CONTRACT

This contract shall inure to the benefit of, and shall be binding upon the respective successors and assigns of the parties to this contract.  No assignment or transfer of this contract shall relieve the parties hereto of any obligation incurred hereunder.

SECTION 29.	UNIFORMITY OF POWER SALES CONTRACTS

(a)           The Purchaser hereunder is one of several Purchasers who have exercised an option, previously granted by the District, in accordance with Section 20 of that certain Power Sales Contract between the parties hereto dated the 21st day of May, 1956 to purchase power from the Wanapum Development.  Options similar, except as to percentage of power, have been exercised by the following Purchasers:

Cowlitz County, Public Utility District No. 1 of
Eugene Water and Electric Board
Forest Grove, City of
McMinnville, City of
Milton-Freewater, City of
Pacific Power & Light Company
Portland General Electric Company
Puget Sound Power & Light Company
The Washington Water Power Company

(b)           The City of Tacoma exercised a similar option but subsequently released the District from any obligation to supply power from the Wanapum Development.  The City of Seattle and Public Utility District No. 1 of Kittitas County failed to exercise similar options.  All the portions of the Wanapum Development Output covered by the option to City of Tacoma, City of Seattle and Public Utility District No. 1 of Kittitas County have been reallocated to the Purchasers listed in subsection (a) above, pursuant to the Power Sales Contract dated May 21, 1956.
(c)           It is understood and agreed that all of said contracts for the sale and purchase of power shall be uniform in all material respects in their terms, conditions and provisions with the exception of Purchaser's Power Allocations.  If any of said contracts are amended or replaced so that they contain terms or conditions more favorable than those granted to the Purchaser under this contract, then this contract shall be amended to include the same terms and conditions so granted to any of the other Purchasers; provided, however, that the District shall have the right to sell power and energy reserved by it pursuant to subsection 3(b) hereof on such terms and conditions as it shall elect and subject to the requirements of subsection 3(b) hereof nothing herein shall be construed to require the District to offer equal terms and conditions to the Purchaser.

(SEAL)	PUBLIC UTILITY DISTRICT NO. 1 OF CHELAN COUNTY, WASHINGTON By /s/ Wm. Schempp President

ATTEST:

By /s/ Paul Nichart Secretary

(SEAL)	PUGET SOUND POWER & LIGHT COMPANY By /s/ L. E. Karrer Executive Vice President (Title)

ATTEST:

By /s/ Ralph M. Davis Secretary (Title)

EXHIBIT "A"

Distribution of the Wanapum Development Output

Purchasers	Percent of Wanapum Development Output Sold

Cowlitz County, Public Utility District No. 1 of	2.7
Eugene Water and Electric Board	2.3
Forest Grove, City of	0.7
McMinnville, City of	0.7
Milton-Freewater, City of	0.7
Pacific Power & Light Company	18.7
Portland General Electric Company	18.7
Puget Sound Power & Light Company	10.8
The Washington Water Power Company	8.2
Aggregate Percentage of Wanapum Development Output Sold to Purchasers	63.5

EXHIBIT "B"

AGREEMENT

THIS AGREEMENT, entered into this 8th day of August, 1955, between PUBLIC UTILITY DISTRICT NO. 2 OF GRANT COUNTY, WASHINGTON (hereinafter referred to as "Grant"), PUGET SOUND POWER & LIGHT COMPANY, a Massachusetts corporation (hereinafter referred to as "Puget") and PUBLIC UTILITY DISTRICT NO. 1 OF CHELAN COUNTY, WASHINGTON (hereinafter referred to as "Chelan").

WITNESSETH:

WHEREAS, Grant has filed an application under the Federal Power Act for a license for a proposed water power project (No. 2114) to be known as the Priest Rapids Hydroelectric Development and located on the Columbia River to consist of two similar projects to be known as the Priest Rapids Project (river mile 397 from mouth of the Columbia River) and the Wanapum Project (river mile 415), both of which are jointly designated by the Federal Power Commission as Project No. 2114 and

WHEREAS, Puget and Chelan severally own and are joint licensees of the Rock Island Hydroelectric Project on the Columbia River (Project No. 943), which is upstream from the proposed Priest Rapids Hydroelectric Development; and

WHEREAS, the Wanapum Project will adversely affect the Rock Island Project and the Federal Power Commission has fixed August 18, 1955, as the last date upon which protests may be filed against the granting of a license for Priest Rapids Hydroelectric Development and in the absence of the within agreement Puget and Chelan would file protests against the granting of such license.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1.           Grant agrees to fully compensate Puget and Chelan and each of them or their successors in interest in the Rock Island Project for all loss, damage and expense which Puget and Chelan or either of them or their successors in interest in the Rock Island Project shall sustain or incur by reason of the construction or operation of said Priest Rapids Hydroelectric Development or any part thereof.  That wherever the term "Puget and Chelan" is used in this agreement the same shall include either or their successors in interest.

2.           Without limiting the generality of the foregoing, Grant agrees regarding loss of power and energy, to compensate Puget and Chelan for all loss in the generation of power and energy at the Rock Island Project which shall result from the backwater of the Wanapum Project, by delivering to Puget and Chelan the amount of power and energy so lost at the Rock Island Project, which deliveries by Grant shall be made into the respective transmission systems of Puget and Chelan simultaneously with the occurrences of the losses at the Rock Island Project to the end that the amount of power and energy available to Puget and Chelan from the Rock Island Project, plus the deliveries to Puget and Chelan as aforesaid, shall at all times equal the power and energy which would have been available to Puget and Chelan at the Rock Island Project in the absence of said Priest Rapids Hydroelectric Development.

3.           In consideration of the undertaking, and commitment of Grant herein contained, Puget and Chelan agree not to protest the granting of Grant's application for a license for said Priest Rapids Hydroelectric Development.

4.           The parties hereto agree that the obligations of the within agreement shall be included in any license which the Federal Power Commission shall issue to Grant for said Priest Rapids Hydroelectric Development and each party hereto hereby requests that the obligations of the within agreement be included as conditions of such license.  Notwithstanding the fact that such license may be issued without inclusion of the obligations of the within agreement as conditions of such license, the obligations of the within agreement shall continue after the issuance of such license.

5.           The obligations of Grant hereunder shall be binding upon its successors in interest in the Priest Rapids Hydroelectric Development or any part thereof, and the benefits of this agreement shall inure to the successors in interest respectively of Puget and Chelan in the said Rock Island Project.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed by their proper officers respectively, being thereunto duly authorized, and their respective corporate seals to be hereto affixed, the day and year first above written.

ATTEST: By /s/ Wm. Schempp Secretary	PUBLIC UTILITY DISTRICT NO. 2 OF GRANT COUNTY, WASHINGTON By /s/ F. Wm. Arlt President
ATTEST: By /s/ D. J. Torrance Assistant Secretary	PUGET SOUND POWER & LIGHT COMPANY By /s/ Frank McLaughlin President
ATTEST: By /s/ Ivan J. Compton Secretary	PUBLIC UTILITY DISTRICT NO. 1 OF CHELAN COUNTY, WASHINGTON By /s/ L. J. Richardson President

EXHIBIT "C"

E S C R O W  I N S T R U C T I O N S

To:

The Peoples National Bank of Washington

Grant County Branch

Ephrata, Washington

Re:           Wanapum Development

Gentlemen:

Pursuant to the negotiations which have been carried on between Public Utility District No. 2 of Grant County, Washington (hereinafter referred to as "the District"), and Puget Sound Power & Light Company (hereinafter referred to as "the Purchaser"), and other utility systems providing electric service to the residents of the states of Washington, Oregon and Idaho, looking toward the sale and purchase of the output of the above Development, we enclose herewith and attach hereto an executed contract (in duplicate) setting forth the terms and conditions under which the Purchaser will take and pay for ten and eight-tenths percent (10.8%) of the output of the Wanapum Development.

The enclosed contract is delivered to you in escrow and one executed copy shall be delivered to the District and one executed copy to the Purchaser when you shall have received written authority, or telegraphed instructions from the Purchaser to release the same.  If you shall not have received such written authority or telegraphed instructions by December 1, 1959 the enclosed contract shall be destroyed by you.  Authorized representatives of either party to the contract may examine the same while it remains in your custody

Yours very truly, PUGET SOUND POWER & LIGHT COMPANY By (Title) PUBLIC UTILITY DISTRICT NO. 2 OF GRANT COUNTY By President

Accepted this _____ day of June, 1959.

THE PEOPLES NATIONAL BANK OF WASHINGTON

By Authorized Officer